Exhibit 10.5

OPERATING AGREEMENT

for

SACHEM CAPITAL PARTNERS, LLC

A Connecticut limited liability company

This Limited Liability Company Operating Agreement ("Agreement") of SACHEM CAPITAL PARTNERS, LLC ("LLC") is among JJV, LLC (the "Initial Member" and "Manager"), and each of the additional Persons who become Members (also known as “Partners”) in accordance with the provisions of this Agreement. Any capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Confidential Private Placement Memorandum dated as of January 1, 2011 (the "Memorandum").

RECITALS

The LLC is a limited liability company formed under the Connecticut Limited Liability Company Act. The other parties to this Agreement are the LLC’s Initial Member and those additional Persons who are subsequently admitted as Members in accordance with the provisions of this Agreement. The parties intend by this Agreement and the terms of the Memorandum to define their rights and obligations with respect to the LLC’s governance and financial affairs and to adopt regulations and procedures for the conduct of the LLC's activities. Accordingly, for good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

ARTICLE 1: DEFINITIONS

1.1           Scope.         For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is intended, capitalized terms have the meanings specified in this Article.

1.2           Defined Terms.

(a)          "Act" means the Connecticut Limited Liability Company Act.

(b)          "Affiliate", with respect to a Person, means (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person, (2) a Person who owns or controls at least ten percent (10%) of the outstanding voting interests of the Person, (3) a Person who is an officer, director, manager or general partner of the Person, or (4) a Person who is an officer, director, manager, general partner, trustee or owns at least ten percent (10%) of the outstanding voting interests of a Person described in clauses (1) through (3) of this sentence.

(c)          "Agreement" means this agreement, including any amendments.

(d)          "Articles" means the Articles of Organization filed with the Secretary of the State to organize the LLC as a limited liability company, including any amendments.

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(e)          "Bankruptcy" means the filing of a petition seeking liquidation, reorganization, arrangement, readjustment, readjustment, protection, relief or composition in any state or federal bankruptcy, insolvency, reorganization or receivership proceeding.

(f)          “Capital Account” of a Member means the capital account maintained for the Member in accordance with Article 4.

(g)          “Capital Investment” of a Member means a Member’s original capital investment less any return of capital plus any additions to capital.

(h)          “Code” means the Internal Revenue Code of 1986, as amended.

(i)          "Contribution" means anything of value that a Member contributes to the LLC as a prerequisite for, or in connection with, membership including any combination of cash, property, services rendered, a promissory note or any other obligation to contribute cash or property or render services.

(j)          "Dissociation" means a complete termination of a Member's membership in the LLC due to an event described in Article 3.

(k)          "Distribution" means the LLC's direct or indirect transfer of money or other property to a Member with respect to a Membership Interest.

(l)          "Effective Date" means the date on which the LLC's existence as a limited liability company begins, as prescribed by the Act.

(m)          "Entity" means an association, relationship or artificial person through or by means of which an enterprise or activity may be lawfully conducted, including, without limitation, a partnership, trust, limited liability company, corporation, joint venture, cooperative or association.

(n)          "Family," with respect to a Member, means individuals who are related to the Member by blood, marriage or adoption. For the purposes of this definition, an individual is related to the Member by marriage if the person is related by blood or adoption to the Member's current spouse.

(o)          "Initial Member" means the initial purchaser of Membership Interests.

(p)          "Manager" means a Person who is vested with authority to manage the LLC in accordance with Article 5.

(q)          "Member" means an Initial Member and any Person who is subsequently admitted as an additional or a substitute Member after the Effective Date, in accordance with Article 3.

(r)          "Membership Interest" means a Member's percentage interest in the LLC, which consists of the member’s right to share in profits, receive distributions, participate in the LLC's governance, approve the LLC's acts, participate in the designation and removal of the Manager and receive information pertaining to the LLC's affairs. The Membership Interests of the Initial Members are set forth in Article 3. Changes in Membership Interests after the Effective Date, including those necessitated by the admission and Dissociation of Members, will be reflected in the LLC's records. The allocation of Membership Interests as reflected in the LLC's records from time to time is presumed to be correct for purposes of this Agreement and the Act.

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(s)          “Minimum Gain” means minimum gain as defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(t)          "Net Profits" is defined as the LLC's monthly gross income less the payment of the LLC's monthly operating expenses (such as brokerage commissions, insurance, interest on credit lines, capital expenses, and other normal operating expenses), Management Fee and Servicing Fee to the Manager, as defined herein, and an allocation of income for a loan loss reserve. All distributions will be made on a monthly basis, in arrears.

(u)          "Permitted Transferee", with respect to a Member, means another Member, a member of the Member's Family, or a trust for the benefit of the Member or a member of the Member's Family.

(v)          "Person" means a natural person or an Entity.

(w)          "Profit", as to a positive amount, and "Loss", as to a negative amount, mean, for a Taxable Year, the LLC's income or loss for the Taxable Year, as determined in accordance with accounting principles appropriate to the LLC's method of accounting and consistently applied.

(x)          "Regulations" means proposed, temporary or final regulations promulgated under the Code by the U.S. Department of the Treasury, as amended.

(y)          "Taxable Year" means the LLC's taxable year as determined in Article 6.

(z)          "Transfer," as a noun, means a transaction or event by which ownership of any Membership Interest is changed or encumbered, including, without limitation, a sale, exchange, abandonment, gift, pledge or foreclosure. "Transfer," as a verb, means to affect a Transfer.

(aa)        "Transferee" means a Person who acquires any Membership Interest by Transfer from Member or another Transferee not admitted as a Member in accordance with Article 3.

ARTICLE 2: THE LLC

2.1           Status.

The LLC is a Connecticut limited liability company organized under the Act.

2.2           Name.

The LLC's name is SACHEM CAPITAL PARTNERS, LLC.

2.3           Term.

The LLC's existence as a limited liability company will commence on the Effective Date and continue until dissolved or terminated under the Act or as described herein.

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2.4           Purpose.

The purpose of the LLC is to engage in any lawful act or activity for which a limited liability company may be formed under the Act, which includes, but is not limited to, the business of a mortgage lender for the purpose of making and arranging primarily commercial loans to the general public, acquiring existing commercial loans, and selling commercial loans, all of which are or will be secured by deeds of trust and mortgages on real estate throughout the United States. While the LLC will typically invest only in commercial first trust deeds, the LLC may opportunistically invest in commercial second trust deeds, with a focus on adhering to conservative loan-to value characteristics. The LLC may also opportunistically invest in residential (including mixed-use) and construction loans that offer a compelling risk/reward profile. The LLC may take any action incidental and conducive to the furtherance of that purpose.

2.5           Principal Place of Business.

The LLC's principal place of business is located at: 23 Laurel Street, Branford, Connecticut 06405. The LLC may change its principal place of business at any time.

2.6           Registered Agent.

The LLC's registered agent is: Jeffrey C. Villano, of 129 Catullo Drive, Guilford, Connecticut 06437. The LLC may change its registered agent at any time.

ARTICLE 3: MEMBERSHIP

3.1 Identification.

(a)          Membership.         The Manager will be the Initial Member, having made an initial contribution of One-Thousand and 00/100 Dollars ($1,000.00). Upon admission of additional Members (also referred to as Partners), as set forth below, the Manager may withdraw and the LLC will redeem its capital contribution. Nothing contained herein shall be deemed to prohibit the Manager from increasing its interest in the LLC on the same basis as any other person.

(b)          Additional and Substitute Members.         The LLC may admit additional or substitute Members (Partners) with the sole approval of the Manager. Except as set forth herein, the Manager may withhold approval of the admission of any Person for any or no reason. The Manager will not permit any person to become a member until such person has agreed to be bound by all the provisions of this Operating Agreement as amended as of the date of the proposed admission, and the terms of the Memorandum, and has delivered to the LLC a completed Subscription Agreement along with a check in the amount of such investment.

(c)          Rights of Additional or Substitute Members.         A Person admitted as an additional or substitute Member has all the rights and powers, and is subject to all the restrictions and obligations of a Member under this Agreement and the Act.

3.2           Withdrawal.

A Member may withdraw as a Member of the LLC and may receive a return of capital provided that the following conditions have been met: (i) the Member has been a Member of the LLC for a period of at least twenty-four (24) months; and (ii) the Member provides the LLC with a written request for a return of capital at least ninety (90) days prior to such withdrawal. The twenty-four (24) months will be rounded to the nearest quarter going forward. If the LLC does not receive a written request for a return of capital within the first twenty-four (24) months, the withdrawing Member automatically renews for another twenty-four (24) month period, and so forth on a rolling twenty-four (24) month basis. The LLC will use its best efforts to honor requests for a return of capital subject to, among other things, the LLC's then cash flow, financial condition, and prospective loans. The LLC at its sole discretion may charge a 2.5% redemption fee to the withdrawing partner. However, redemption requests will not be honored if they are detrimental to the LLC. Notwithstanding the foregoing, the Manager may, in its sole discretion, waive such withdrawal requirements if a Member is experiencing undue hardship.

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3.3           Restrictions on Transfer.

(a)          Restrictions on Transfer.         A Member may Transfer his, her or its Membership Interest only in compliance with this Article. Restrictions have been placed upon the ability of Investors to resell or otherwise dispose of any Membership interests purchased hereunder including, without limitation, the following:

(1)         the Membership Interests have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemptions provided for under Section 4(2) and Regulation D thereunder.

(2)         There is no public market for the Membership Interests and none is expected to develop in the future. Even if a potential buyer could be found, Membership Interests may not be resold or transferred without satisfying certain conditions designed to comply with applicable tax and securities laws, including, without limitation, provisions of the Act, Rule 144 thereunder, and the requirement that certain legal opinions be provided to the Manager with respect to such matters. A transferee must meet the same investor qualifications as the Members admitted during the Offering Period. Investors must be capable of bearing the economic risks of this investment with the understanding that Membership Interests may not be liquidated by resale or redemption and should expect to hold their Membership Interests as a long-term investment.

(3)         A legend will be placed upon all instruments evidencing ownership of Membership Interests in the LLC stating that the Membership Interests have not been registered under the Securities. Act of 1933, as amended, and set forth the foregoing limitations on resale. Notations regarding these limitations shall be made in the appropriate records of the LLC with respect to all Membership Interests offered hereby. The LLC will charge a minimum transfer fee of Five-Hundred Dollars ($500) per transfer of ownership. If a Member transfers Membership Interests to more than one person, except transferees who will hold title together, the transfer to each person will be considered a separate transfer.

(b)        Null and Void.         An attempted Transfer of all or a portion of a Membership Interest that is not in compliance with this Article will be null and void. No Membership Interest may be transferred if, in the judgment of the Manager, a transfer would jeopardize the availability of exemptions from the registration requirements of federal securities laws, jeopardize the tax status of the LLC as a LLC, or cause a termination of the LLC for federal income tax purposes.

(c)         Permitted Transfers.         A Member may at any time Transfer one or more Membership Interest to a Permitted Transferee if, as of the date the Transfer takes effect, the LLC is reasonably satisfied that all of the following conditions are met: (1) the conditions listed above have been met; (2) the Transferee is a person with the same qualifications as the original Member; (3) the Transfer, alone or in combination with other Transfers, will not result in the LLC's termination for federal income tax purposes; (4) the Transfer is the subject of an effective registration under, or exempt from the registration requirements of, applicable state and federal securities laws; (5) the LLC receives from the Transferee the information and agreements reasonably required to permit it to file federal and state income tax returns and reports; and (6) the LLC receives payment from the Transferee of a transfer fee of Five Hundred Dollars ($500) for each Transferee.

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(d)        Transfer of Membership Status.         If a Member Transfers less than all of his, her, or its Membership Interest, the Member's rights with respect to the transferred portion of the Membership Interest, including the right to vote or otherwise participate in the LLC's governance and the right to receive Distributions, will terminate as of the effective date of the Transfer. However, the Member will remain liable for any obligation with respect to the transferred portion that existed prior to the effective date of the Transfer, including any costs or damages resulting from the Member's breach of this Agreement. If the Member Transfers all of his, her or its Membership Interest, the Transfer will constitute an event of Dissociation.

(e)         Transferee's Status.

(1)         Admission as a Member. A Member who Transfers one or more Membership Interests has no power to confer on the Transferee the status of a Member. A Transferee may be admitted as a Member only in accordance with the provisions of this Article. A Transferee who wishes to become a Member must make application in writing to the LLC and provide evidence, as requested by the LLC, of compliance with all conditions to admission, as set forth above. Prior to admission, each proposed member must execute and deliver a counterpart of this Agreement, as amended to date, or a separate written agreement to be bound hereby. The LLC shall not without cause refuse the application for membership of a Transferee who has complied with all the provisions of this Agreement.

(2)         Rights of Non-Member Transferee. A Transferee who is not admitted as a Member in accordance with the provisions of this Article: (i) has no right to vote or otherwise participate in the LLC's governance; (ii) is not entitled to receive information concerning the LLC's affairs or inspect the LLC's books and records; (iii) with respect to the transferred Membership Interests, is entitled to receive the Distributions to which the Member would have been entitled had the Transfer not occurred; and (iv) is subject to the restrictions imposed by this Article to the same extent as a Member. Any provision of the Agreement permitting or requiring the Members to take action by vote or written approval of a specified percentage of the Membership Interests shall be deemed to mean only Membership Interests then owned by Members.

3.4           Expulsion of a Member.         At any time there are more than two (2) Members, the LLC may expel a Member, but only for cause. Cause for expulsion exists if the Member has materially breached or is unable to perform the Member's material obligations under this Agreement. A Member's expulsion from the LLC will be effective upon the Member's receipt of written notice of the expulsion.

3.5           Return of Capital.         The LLC may return all or a portion of a Member's capital at the Manager's sole discretion. Any such return of capital would not be considered a distribution and would not be included in the determination of such Member's return on investment.

3.6           Upon Dissociation.         Upon the occurrence of any such event described in this Article (an event of "Dissociation"): (1) the Member's right to participate in the LLC's governance, receive information concerning the LLC’s affairs and inspect the LLC’s books and records will terminate; and (2) unless the Dissociation resulted from the Transfer of the Member's Membership Interests, the Member will be entitled to receive the Distributions to which the Member would have been entitled as of the effective date of the Dissociation had the Dissociation not occurred. The Member will remain liable for any obligation to the LLC that existed prior to the effective date of the Dissociation, including any costs or damages resulting from the Member's breach of this Agreement. Under most circumstances, the Member will have no right to any return of his or her capital prior to the termination of the LLC unless the Manager elects to return capital to a Member. The effect of such Dissociation on the remaining Members who do not sell will be to increase their percentage share of the remaining assets of the LLC, and thus their proportionate share of its future earnings, losses and distributions. The reduction in the outstanding Membership Interests will also increase the relative voting power of remaining Members.

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3.7           Verification of Membership Interests.          Within thirty (30) days after receipt of a Member's written request, the LLC will provide such Member with a statement evidencing his, her, or its Membership Interest in the LLC.

3.8           Manner of Action by Members.

(a)         Meetings.

(1)         Right to Call.         The Manager, or any combination of Members holding in the aggregate more than twenty-five percent (25%) of the Membership Interest, may call a meeting of Members by giving written notice to all Members not less than thirty (30), or more than sixty (60) days prior to the date of the meeting. The notice must specify the date, time and place of the meeting and the nature of any business to be transacted. A Member may waive notice of a meeting of Members orally, in writing, or by attendance at the meeting.

(2)         Time and Place.         Unless otherwise specified in the notice of meeting, all meetings shall be held at 2:00 p.m. on a regular business day of the LLC, at the LLC's principal place of business. No meeting may be held on a Sunday or legal holiday; at a time that is before 8:00 a.m. or after 8:00 p.m.; or at a place more than fifty (50) miles from the LLC's principal place of business.

(3)         Proxy Voting.       A Member may act at a meeting of Members through a Person authorized by signed proxy.

(4)         Quorum.         Members whose aggregate holdings exceed two thirds of the outstanding Membership Interests will constitute a quorum at a meeting of Members. No action may be taken in the absence of a quorum.

(5)         Required Vote.         Except with respect to matters for which a greater minimum vote is required by the Act or this Agreement, the vote of Members present whose aggregate holdings exceed two thirds of the outstanding Membership Interests will constitute the act of the Members at a meeting of Members.

(b)        Written Consent.         The Members may act without a meeting by written consent describing the action and signed by Members whose aggregate holdings of the Membership Interest equal or exceed the minimum that would be necessary to take the action at a meeting at which all Members were present.

3.9           Limitation on Individual Authority.         A Member who is not also the Manager has no authority to bind the LLC. A member whose unauthorized act obligates the LLC to a third party will indemnify the LLC for any costs or damages the LLC incurs as a result of the unauthorized act.

3.10         Negation of Fiduciary Duties.         A Member who is not also the Manager owes no fiduciary duties to the LLC or to the other Members solely by reason of being a Member.

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3.11         Resignation of a Member.         A Member may resign from the LLC at any time by giving written notice to the LLC at least ninety (90) days prior to the effective date of resignation.

ARTICLE 4: FINANCE

4.1           Contributions.

(a)          Initial Member.          The Initial Member will contribute a total of One-Thousand and 00/100 Dollars ($1,000.00) to the capital of the LLC, thereby purchasing a Membership Interest in the LLC.

(b)          Additional Members.         Upon raising the Minimum Offering Amount, investors' subscription funds will be released to the LLC and Membership Interests will be issued to such investors.

(c)          Additional Contributions.         The LLC may authorize additional contributions at such times and on such terms and conditions as it determines to be in its best interest. Absent the LLC's authorization, no Member is permitted to make additional Contributions.

(d)          Contributions Not Interest Bearing.         A Member is not entitled to interest or other compensation with respect to any cash or property the Member contributes to the LLC.

4.2           Allocation of Profit and Loss. After giving effect to special allocations, if any, the LLC’s Profit or Loss for a Taxable Year, including the Taxable Year in which the LLC is dissolved, will be allocated among the Members in proportion to their ownership interests in the LLC during the applicable tax reporting period.

4.3           Tax Allocations.         For federal income tax purposes, unless the Code otherwise requires, each item of the LLC's income, gain, loss or deduction will be allocated to the Members in proportion to their allocations of the LLC's Profit or Loss.

4.4           Monthly Distributions.

(a)         Each month, the Manager will account for the LLC's accrued Net Profits (defined hereafter) to the Members. To the extent that there is cash available, the Manager will distribute the accrued Net Profits in accordance with the Member’s election to receive such profits (see 4.5 below).

(b)       "Net Profits" is defined as the LLC's monthly gross income less the LLC's monthly operating expenses (such as brokerage commissions, insurance, interest on credit lines, capital expenses, and other normal operating expenses), Management Fee and Servicing Fee to the Manager, as defined herein, and an allocation of cash/income for a loan loss reserve. All distributions will be made on a monthly basis, in arrears.

(c)         The amount of income reported to each Member on his, her, or its Schedule K-l may differ somewhat from the actual cash distributions made during the fiscal year covered by the Schedule K-I due to, among other things, the loan loss reserve and factors unique to the tax accounting of LLCs, such as the treatment of investment expense.

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4.5           Reinvestment Election.         An Investor may elect to (i) receive monthly cash distributions from the LLC in the amount of that Member's share of Net Profits for distribution; or (ii) allow his, her, or its distributions to be reinvested and increasing its ownership interest in the LLC; or (iii) some combination of (i) and (ii). Such election will become effective on the first (1st) day of the month following receipt of the election. If no election is made, then the monthly distribution will be a cash distribution. An election to reinvest distributions is revocable with thirty (30) days’ notice to the LLC. Cash distributions reinvested by Investors who make such an election will be used by the LLC to make further mortgage loans or for other proper LLC purposes.

4.6           Capital Accounts.

(a)          General Maintenance. The LLC will establish and maintain a Capital Account for each Member. A Member's Capital Account balance will be:

(1)         increased by: (i) the amount of any money the Member contributes to the LLC's capital; and (ii) the Member's share of the LLC’s Profits and any separately stated items of income or gain; and

(2)         decreased by: (i) the amount of any money the LLC distributes to the Member; and (ii) the Member's share of the LLC’s Losses and any separately stated items of deduction or loss.

(b)         Transfer of Capital Account. A Transferee of Membership Interests succeeds to the portion of the transferor’s Capital Account that corresponds to the portion of Membership Interest that is the subject of the Transfer.

(c)         Compliance with Code. The requirements of this Article are intended and will be construed to ensure that the allocations of the LLC's income, gain, losses, deductions and credits have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code.

ARTICLE 5: MANAGEMENT

5.1           Representative Management.         The LLC will be managed by one Manager. By execution of this Agreement, and without prejudice to the right of the Members to remove the Manager as set forth in Article 5, the Initial Members and each Person hereafter admitted as a Member, other than Transferees, shall be deemed to have elected such Manager. The initial manager of the LLC shall be: JJV, LLC, a Connecticut limited liability company.

5.2           Time Devoted to Business.         The Manager will devote to the LLC's activities the amount of time reasonably necessary to discharge the Manager's responsibilities.

5.3           Powers and Authority.

(a)          General Scope.          Except for matters on which the Members' approval is required by the Act or this Agreement, the Manager has full power, authority and discretion to manage and direct the LLC's business, affairs and properties, including, without limitation, the specific powers referred to in paragraph (b), below.

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(b)         Specific Powers.

(1)         The Manager is authorized on the LLC's behalf to make all decisions as to (i) the development, sale, lease or other disposition of the LLC's assets; (ii) the purchase or other acquisition of other assets of all kinds; (iii) the management of all or any part of the LLC's assets and business; (iv) the borrowing of money and the granting of security interests in the LLC's assets (including loans from Members) as, and only if, provided for in the Memorandum; (v) the prepayment, refinancing or extension of any mortgage affecting the LLC's assets; (vi) the compromise or release of any of the LLC's claims or debts; (vii) the employment of Persons for the operation and management of the LLC's business; and (viii) all elections available to the LLC under any federal or state tax law or regulation,

(2)         The Manager, on the LLC's behalf, may execute and deliver (i) all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the LLC's assets; (ii) all cheeks, drafts and other orders for the payment of the LLC's funds; (iii) all promissory notes, mortgages, deeds of trust, security agreements and other similar documents; (iv) all articles, certificates and reports pertaining to the LLC's organization, qualification and dissolution; (v) all tax returns and reports; and (vi) all other instruments of any kind or character relating to the LLC's affairs.

5.4           Required Member Approval. Except as specifically provided herein, without the approval of the Members holding a majority of the issued and outstanding Membership Interests, the LLC may not take any action with respect to: (a) the sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the LLC's assets; (b) the LLC's merger with or conversion into another Entity; (c) an undertaking involving a debt or obligation which would exceed the amount provided for in the Memorandum; or (d) a transaction, not expressly permitted by this Agreement or memorandum, involving a conflict of interest between the Manager and the LLC.

5.5           Duties of Manager.

(a)         Fiduciary Duty.         The Manager shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the LLC, whether or not in the Manager's possession or control. Except as expressly permitted herein, or by subsequent approval of the Members, the Manager shall not employ, or permit another to employ LLC funds or assets in any manner except for the exclusive benefit of the LLC.

(b)         Standard of Care.

(1)         Exculpation. The Manager will not be liable to the LLC or any Member for an act or omission done in good faith to promote the LLC's best interests, unless the act or omission constitutes gross negligence, intentional misconduct or a knowing violation of law.

(2)         Justifiable Reliance. The Manager may rely on the LLC's records maintained in good faith and on information, opinions, reports or statements received from any Person pertaining to matters the Manager reasonably believes to be within the Person's expertise or competence.

(c)         Competing Activities.         The Manager may participate in any business or activity without accounting to the LLC or the Members. Each Member waives the benefit of the corporate opportunity doctrine, on his or her own behalf and on behalf of the LLC, and agrees that the Manager may deal in other real estate transactions for its own account and/or for the accounts of others without any requirement to account to the LLC for such dealings.

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(d)         Self-Dealing.         In addition to the transactions expressly permitted by this Agreement, the Manager may enter into business transactions with the LLC if the terms of the transaction are no less favorable to the LLC than those of a similar transaction with an independent third party, including selling loans to, and buying loans from, the LLC.

(e)         Specific Transactions. Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that the Manager shall be permitted to bargain for and accept the following transactions connected with the business of the LLC, subject to the terms of any other agreement among the Members:

(1)         Loan Origination Fees. The Manager shall serve as portfolio manager for the LLC, and in that connection may charge and retain 75% of the loan origination fees charged to borrowers by the LLC or paid directly to the Manager or Affiliate.

(2)         Real Estate Commissions. In the event the LLC acquires ownership of any real property, whether by foreclosure or otherwise, and the Manager decides to sell it, the Manager shall be allowed to receive such portion of the real estate commission as the real estate broker handling such sale is willing to share with the Manager, provided the total real estate commission does not exceed the rate then prevailing in the area where the property is located. The Manager may also bargain for and accept finder's fees, in lieu of a share of commission, from selling real estate brokers.

(3)         Sale of Real Property to Affiliates. In selling or otherwise disposing of real property owned by the LLC, the Manager may sell the same to one or more of its Affiliates, or to other organizations in which Manager or its Affiliates have an interest, provided the price and terms of such sale are at least as advantageous as the LLC could otherwise have obtained.

(4)         Purchase of Loans. The Manager may cause the LLC to purchase existing loans from the Manager and/or its Affiliates, provided such loans meet the underwriting standards applicable to other loans purchased by the LLC, no foreclosure has been initiated with respect to such loans, and the price paid by the LLC does not exceed the principal balance then owing upon such loan. no foreclosure has been initiated with respect to such loan, and the price paid by the LLC does not exceed the principal balance then owing upon such loan.

(5)         Reimbursement of Business Expenses. The LLC shall pay its own general administrative and operating expenses. It shall reimburse the Manager for any expenses incurred by the Manager that are properly considered ordinary and reasonable business expenses of the LLC, including without limiting the generality of the foregoing, stationery, office supplies, postage, accounting and legal fees related to the LLC's business, notary, document preparation fees and escrow fees payable by the lender, and other ordinary and reasonable business expenses.

5.6           Indemnification of Manager.         Except as limited by law, the LLC shall indemnify the Manager for all expenses, losses, liabilities and damages the Manager actually and reasonably incurs in connection with the defense or settlement of any action arising out of or relating to the conduct of the LLC's activities, except an action with respect to which the Manager is adjudged to be liable for breach of a fiduciary duty owed to the LLC or the Members under the Act or this Agreement. The LLC shall advance the costs and expenses of defending actions against the Manager arising out of or relating to the management of the LLC, provided it first receives the written undertaking of the Manager to reimburse the LLC if ultimately found not to be entitled to indemnification.

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5.7         Compensation to Manager and Affiliates. The LLC will compensate the Manager as follows for services rendered to or on behalf of the LLC:

(a)          Loan origination fees (“points”), loan application and processing fees, underwriting fees, document preparation fees, escrow fees, disbursement fees, warehousing fees, administration fees and other similar charges are paid to the Manager, an Affiliate, or third party.

(b)          If the LLC purchases an existing loan from a third party, the Manager or Affiliate will be paid a fee comparable to a loan origination fee. This fee will not exceed the discount received by the LLC for the purchase of said loan and the loan terms and conditions will be comparable or better than those for originating loans.

(c)          The Manager or Affiliate may have a real estate sales department or business affiliate that may handle the resale of properties taken back in foreclosure by the LLC. If the Manager or Affiliate elects to act as the listing agent, its compensation shall not exceed the prevailing rate in the area where the real property is located. As to out of state property, a local state real estate broker will be employed by the LLC and paid the prevailing commission.

(d)          The Manager, Affiliate, or third party servicer will supervise the servicing of loans owned by the LLC. This consists of billing and collecting loans owned by the LLC. Such servicer's compensation (not including attorneys’ fees, foreclosure fees and court costs, if needed) will be:

(1)       One-Twelfth (1/12th) of one percent (1%) of the total assets of the LLC, payable monthly from payments received by the LLC from the borrowers and shall be calculated based on the total assets of the LLC as of the 1st of each month.

(2)       One-Twelfth (1/12th) of one-half percent (0.5%) to one percent (1%) of the total LLC loans, payable monthly (i.e., one-half percent (0.5%) to one percent (1%) per year) as Servicing Fee. The fee shall be collected monthly from the payments received by the LLC from the borrowers and shall be calculated based on the total assets of the LLC as of the 1st day of each month.

(e)          Existing loans made throughout the United States may be purchased from the Manager, its Affiliates or third parties at (i) up to ten percent (10%) over the face value of such loans, or (ii) up to twenty percent (20%) over the face value if such loans include a prepayment penalty which, in the Manager's discretion, could be sold to a third party at such a premium, but only so long as any such loan satisfies the requirements provided herein.

(f)          The LLC will bear the cost of the annual tax preparation of the LLC's tax returns, any state and federal income tax clue, and any required independent audit reports required by agencies governing the business activities of the LLC.

(g)          The definition of Manager's Fees includes all of the fees described above.

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(h)          The Manager may, but has no obligation to, defer all or a portion of the Manager's Fees. In such event, the Manager will be entitled to recover the deferred fees at a later time.

(i)          Pursuant to Section 4.4 above, the Manager may be distributed a portion of the Net Profits based upon the performance of the LLC's loan portfolio (the "Performance Fee").

5.8           Tenure.

(a)          Term.         The Manager will serve until the earlier of (1) the Manager's resignation; (2) the Manager's removal; (3) the Manager's Bankruptcy; (4) as to a Manager who is a natural person, the Manager's death or adjudication of incompetency; and (5) as to a Manager that is an Entity, the Manager's dissolution. In any such event, a majority of the Members shall promptly elect a successor as Manager; provided, however, if the then Manager desires to appoint an Affiliate as the new Manager, then such Affiliate may become the Manager without Member approval.

(b)          Resignation. The Manager at any time may resign by written notice delivered to the Members at least thirty (30) days prior to the effective date of the resignation.

(c)          Removal. The Members may remove the Manager if (1) the Manager commits an act of willful misconduct which materially adversely damages the LLC, or (2) the holders of at least a majority of the outstanding Membership Interests vote in favor of such removal.

ARTICLE 6: RECORDS AND ACCOUNTING

6.1           Maintenance of Records.

(a)          Required Records. The LLC will maintain, at its principal place of business, such books, records and other materials as are reasonably necessary to document and account for its activities, including without limitation, those required to be maintained by the Act.

(b)          Member Access. A Member and the Member’s authorized representative will have reasonable access to, and may inspect and copy, all books, records and other materials pertaining to the LLC or its activities. The exercise of such rights will be at the requesting Member’s expense.

(c)          Confidentiality. No Member or Manager will disclose any information relating to the LLC or its activities to any unauthorized person or use any such information for his or her or any other Person’s personal gain.

6.2           Financial Accounting.

(a)          Accounting Method. The LLC will account for its financial transactions using the accrual method of accounting.

(b)          Taxable Year. The LLC's Taxable Year is the LLC's annual accounting period, as determined by the Manager in compliance with Sections 441, 444 and 706 of the Code.

6.3           Reports.

(a)          Members. As soon as practicable after the close of each Taxable Year, and no later than March 15th following each Taxable Year, the LLC will prepare and send to the Members such reports and information as are reasonably necessary to (1) inform the Members of the results of the LLC's operations for the Taxable Year, and (2) enable the Members to completely and accurately reflect their distributive Membership Interests of the LLC's income, gains, deductions, losses and credits in their federal, state and local income tax returns for the appropriate year.

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(b)          Periodic Reports. The LLC will complete and file any periodic reports required by the Act or the law of any other jurisdiction in which the LLC is qualified to do business.

6.4           Tax Compliance.

(a)          Withholding. If the LLC is required by law or regulation to withhold and pay over to a governmental agency any part or all of a Distribution or allocation of Profit to a Member:

(1)         the amount withheld will be considered a Distribution to the Member; and

(2)         if the withholding requirement pertains to a Distribution in-kind or an allocation of Profit, the LLC will pay the amount required to be withheld to the governmental agency and promptly take such action as it considers necessary or appropriate to recover a like amount from the Member, including offset against any Distributions to which the Member would otherwise be entitled.

(b)          Tax Matters Partner. The Manager, or a Person designated by the Manager, shall act as the "Tax Matters Partner" pursuant to Section 6231(a)(7) of the Code. The Tax Matters Partner will inform the Members of all administrative and judicial proceedings pertaining to the determination of the LLC's tax items and will provide the Members with copies of all notices received from the U.S. Internal Revenue Service regarding the commencement of a LLC-level audit or a proposed adjustment of any of the LLC's tax items. The Tax Matters Partner may extend the statute of limitations for assessment of tax deficiencies against the Members attributable to any adjustment of any tax item. The LLC will reimburse the Tax Matters Partner for reasonable expenses properly incurred while acting within the scope of the Tax Matters Partner's authority.

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ARTICLE 7: DISSOLUTION

7.1           Events of Dissolution.         The LLC will dissolve upon the first of the following to occur: (a) the termination date stated in Article 2 or such later date if extended pursuant to Article 2; (b) the sale or other disposition of all or substantially all the assets of the LLC; (c) any event that makes the LLC ineligible to conduct its activities as a limited liability company under the Act; or (d) otherwise by option of law.

7.2           Effect of Dissolution.

(a)          Appointment of Liquidator. Upon the LLC's dissolution, the Manager (unless unwilling or unable to serve as such) shall serve as liquidator, and as such will wind up and liquidate the LLC in an orderly, prudent and expeditious manner in accordance with the following provisions of this Article. While serving as liquidator, the Manager shall have the same authority, powers, duties and compensation as before dissolution, except that the liquidator shall not acquire any additional assets for the LLC, and shall use its best efforts to liquidate the LLC's existing assets as rapidly as is consistent with receiving the fair market value thereof. If the Manager is unwilling or unable to serve as liquidator, or has resigned or been removed, the Members shall elect another person, who may be a Member, to serve as liquidator.

(b)          Distributions Upon Dissolution. The LLC will not cease to exist immediately upon the occurrence of an event of dissolution, but will continue until its affairs have been wound up. Upon dissolution of the LLC, the Liquidator will wind up the LLC's affairs by liquidating the LLC's assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting loan payments under the terms of the loan(s) until a suitable sale can be arranged. All funds received by the LLC shall be applied to satisfy or provide for LLC debts and liabilities and the balance, if any, shall be distributed to Members on a pro-rata basis.

(c)          Time for Liquidation. The LLC will not immediately cease to exist upon the occurrence of an event causing its dissolution, but will continue until its affairs have been wound up. It is acknowledged and agreed that the assets of the LLC are illiquid, and will take time to sell. The liquidator shall liquidate the LLC's assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting loan payments under the terms of the loans. Due to high prevailing interest rates or other factors, the LLC could suffer reduced earnings (or losses) if a substantial portion of its loan portfolio remains and must be liquidated quickly during the winding up period. Members who sell their Membership Interests prior to any such liquidation will not be exposed to this risk. Conversely, if prevailing interest rates have declined at a time when the loan portfolio must be liquidated, unanticipated profits could be realized by those Members who remained in the LLC until its termination.

(d)          Final Accounting. The liquidator will make proper accountings (1) to the end of the month in which the event of dissolution occurred, and (2) to the date on which the LLC is finally and completely liquidated.

(e)          Duties and Authority of Liquidator. The liquidator will make adequate provision for the discharge of all of the LLC's debts, obligations and liabilities. The liquidator may sell, encumber or retain for distribution in kind any of the LLC's assets. Any gain or loss recognized on the sale of assets will be allocated to the Members' Capital Accounts in accordance with the provisions of Article 4. With respect to any asset the liquidator determines to retain for distribution in kind, the liquidator will allocate to the Members' Capital Accounts the amount of gain or loss that would have been recognized had the asset been sold at its fair market value.

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(f)          Final Distribution. The liquidator will distribute any assets remaining after the discharge or accommodation of the LLC's debts, obligations and liabilities to the Members in proportion to their Capital Accounts. The liquidator will distribute any assets distributable in kind to the Members in undivided interests as tenants in common. A Member whose Capital Account is negative will have no liability to the LLC, the LLC's creditors or any other Member with respect to the negative balance.

(g)          Required Filings. The liquidator will file with the appropriate Secretary of the State such statements, certificates and other instruments, and take such other actions, as are reasonably necessary or appropriate to effectuate and confirm the cessation of the LLC's existence.

ARTICLE 8: GENERAL PROVISIONS

8.1           Amendments.         Except as otherwise provided herein, the Manager or any Member may propose, for consideration and action, an amendment to this Agreement or to the Articles. Except as otherwise provided herein, a proposed amendment will become effective at such time as it is approved by the Members holding a majority of the outstanding Membership Interests. Notwithstanding the foregoing, the LLC Manager will execute and file any amendment to the Articles required by the Act. If any such amendment results in inconsistencies between the Articles and this Agreement, this Agreement will be considered to have been amended in the specifics necessary to eliminate fine inconsistencies.

8.2           Power of Attorney. Each Member appoints the Manager, with full power of substitution, as the Member's attorney-in-fact, to act in the Member's name to execute and file (a) all certificates, applications, reports and other instruments necessary to qualify or maintain the LLC as a limited liability company in the states and foreign countries where the LLC conducts its activities, (b) all instruments that effect or confirm changes or modifications of the LLC or its status, including, without limitation, amendments to the Articles, and (c) all instruments of transfer necessary to effect the LLC's dissolution and termination. The power of attorney granted by this Article is irrevocable, coupled with an interest and shall survive the death of the Member.

8.3           Binding Arbitration. Any dispute under this Agreement will be resolved under the then prevailing rules of the American Arbitration Association in the county of the LLC's principal place of business.

8.4           Notices. Notices contemplated by this Agreement may be sent by any commercially reasonable means, including hand delivery, first class mail, facsimile, email or private courier. The notice must be prepaid and addressed as set forth in the LLC's records. The notice will be effective on the date of receipt or, in the case of notice sent by first class mail, the fifth (5th) day after mailing.

8.5           Resolution of Inconsistencies. If there are inconsistencies between this Agreement and the Articles, the Articles will control. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent the inconsistencies relate to provisions of the Act that the Members cannot alter by agreement. If there are inconsistencies between this Agreement and the Memorandum, the Memorandum will control. Without limiting the generality of the foregoing, unless the language or context clearly indicates a different intent, the provisions of this Agreement pertaining to the LLC's governance and financial affairs and the rights of the Members upon Dissociation and dissolution will supersede the provisions of the Act relating to the same matters.

8.6           Provisions Applicable to Transferees. As the context requires and subject to the restrictions and limitations imposed by the provisions of this Agreement, the rights and obligations of a Member also govern the rights and obligations of the Member's Transferee.

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8.7           Additional Instruments. Each Member will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any law, rule or regulation governing the LLC's formation and activities.

8.8           Computation of Time. In computing any period of time under this Agreement, the day of the act or event from which the specified period begins to run is not included. The last day of the period is included, unless it is a Saturday, Sunday or legal holiday, in which case the period will run until the end of the next day that is not a Saturday, Sunday or legal holiday. For purposes of this paragraph, a day shall be deemed to end at 5:00 p.m. in the time zone where the LLC then maintains its principal place of business.

8.9           Entire Agreement. The Agreement and the Articles comprise the entire agreement among the parties with respect to the LLC. This Agreement and the Articles supersede any prior agreements or understandings with respect to the LLC. No representation, statement or condition not contained in this Agreement or the Articles has any force or effect.

8.10.         Waiver. No right under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.

8.11         General Construction Principles. Words in any gender are deemed to include other genders. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

8.12         Binding Effect. Subject to the provisions of this Agreement relating to the transferability of Membership Interests and the tights of Transferees, this Agreement is binding on and will inure to the benefit of the LLC, the Members and their respective distributees, successors and assigns.

8.13         Governing Law. The law of the LLC's principal place of business shall govern the construction and application of the terms of this Agreement.

8.14         Severability. If any provision of this Agreement shall be deemed invalid, unenforceable or illegal, then notwithstanding such invalidity, unenforceability or illegality, the remainder of this Agreement shall continue in full force and effect.

8.15         Counterparts, Facsimile. This Agreement may be executed in counterparts, each of which will be considered an original as to the party signing it. Facsimile signatures shall have the same legal effect as original signatures.

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Signature Page to Operating Agreement

FOR GOOD AND VALID CONSIDERATION, the receipt, understanding and sufficiency of which are hereby acknowledged, the Investor, intending to be legally bound, has executed this Operating Agreement this ___________ day of _________________________, 20________.

__________________________________________________________________________________

Name of Entity (if applicable) (printed or typed)

_______________________________________

Investor Signature

_______________________________________

Name and title (if applicable) of person signing

_______________________________________

Co-Investor Signature

_______________________________________

Name and title (if applicable) of person signing

_______________________________________

Co-Investor Signature

_______________________________________

Name and title (if applicable) of person signing

_______________________________________

Co-Investor Signature

_______________________________________

Name and title (if applicable) of person signing

INITIAL MEMBERS AND MANAGER, DATED ______________:

John L. Villano, CPA       Jeffrey C. Villano

Managing Partners, on behalf of JJV, LLC

A Connecticut limited liability company

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